UNITED sTATEs

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008 (January 22, 2008)

HouseValues, Inc.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	000-51032 (Commission File Number)	91-1982679 (IRS Employer Identification No.)
11332 NE 122nd Way, Kirkland, WA 98034 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (425) 952-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

EXPLANATORY NOTE

HouseValues, Inc. (the "Company") filed a current report on Form 8-K on January 23, 2008 (the "Original Form 8-K") to report that the Company had named Ms. Jacqueline Davidson as the Chief Financial Officer of the Company effective upon the filing of the Company's annual report on Form 10-K for the year ended December 31, 2007. Pursuant to Instruction 2 to Item 5.02 of Form 8-K, this Current Report on Form 8-K/A amends the information reported in Item 5.02 to the Original Form 8-K to provide the information called for in Item 5.02(c)(3) that was not determined or available at the time of the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) On February 19, 2008, the Company and Ms. Davidson, who currently serves as the Company's Vice President of Finance and principal accounting officer, agreed upon the terms of her compensation. The Compensation Committee of the Board of Directors of the Company approved the new compensation terms.

In connection with Ms. Davidson's appointment as the Company's Chief Financial Officer, the Company and Ms. Davidson entered into an Employment Agreement dated February 19, 2008 (the "Employment Agreement"). Under the terms of the Employment Agreement, the Company agreed to pay Ms. Davidson an annual base salary, initially set at $210,000. Ms. Davidson is also eligible to participate in the Company's management bonus program. The Employment Agreement provides that Ms. Davidson is an at-will employee. If Ms. Davidson's employment is terminated without "cause" or if she resigns for "good reason," both as defined in the Employment Agreement, she will be entitled to receive the following benefits: (i) termination payments equal to six months' annual base salary; and (ii) six months' COBRA coverage, provided that she signs a separation agreement releasing any claims against the Company. Ms. Davidson will also receive the option to purchase 75,000 shares of Company common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.
Date: February 21, 2008	By: /s/ Gregg Eskenazi Gregg Eskenazi General Counsel and Corporate Secretary